Exhibit 99.1
JACKSONVILLE BANCORP REVISES
FIRST QUARTER 2009 EARNINGS

JACKSONVILLE, FLA., May 15 / PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, announced today that it has revised its financial statements for the quarter ended March 31, 2009, which were previously released on April 23, 2009, to reflect the impact from the closure of Silverton Bank, N.A., by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation on May 1, 2009.

The Company had a total exposure to Silverton Bank in the amount of $132 thousand in the form of an investment in Silverton Bank’s common stock.  As a result of the closure of Silverton Bank, the Company recorded an other-than-temporary impairment charge for the full amount of its investment in conformity with generally accepted accounting standards.  The Company has no additional exposure to Silverton in the form of debt or equity investments.

For the first quarter of 2009, the net loss, as revised, is $109 thousand, or $0.06 per diluted share, as compared to net income previously reported of $24 thousand, or $0.01 per diluted share.

This charge does not have a material impact on the Company’s regulatory capital ratios.  The Company’s regulatory capital ratios continue to exceed the regulatory capital definitions of “well-capitalized.” As of March 31, 2009, the Tier I, Risk Weighted and Leverage Capital ratios, as revised, were approximately 9.20%, 11.94% and 8.24%, respectively.  This compares to the regulatory guideline of 6%, 10% and 5%, respectively, to be considered “well-capitalized.”

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.